Chembio Diagnostics Awarded UNICEF Contract to Supply
Point-of-Care DPP® Zika Assays and DPP® Micro Readers

MEDFORD, N.Y., November 28, 2017 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that it has been awarded a conditional Long Term Arrangement (LTA) from UNICEF for purchases of the Company's DPP® Zika System, which is subject to Chembio satisfying certain conditions. The UNICEF LTA, which is valid through December 31, 2019, includes a firm purchase commitment of $1.5 million and possible additional purchases of up to $3.4 million, for a potential total amount of up to $4.9 million. Under terms of the LTA, purchases of the DPP® Zika System will begin after Chembio has met the following conditions: receipt of World Health Organization (WHO) Emergency Use Assessment and Listing (EUAL), completion of clinical and analytical performance evaluation, and a successful quality management system (QMS) inspection.
In February 2017, UNICEF launched a Request for Proposal (RFP) for the supply of Zika virus diagnostics for testing at point-of-care through 2019. UNICEF'S RFP is supported by a $10 million Advance Purchase Commitment (APC) from USAID, which aims to reduce demand uncertainty risks for manufacturers who invest in the research and development of new products. UNICEF is collaborating with partners, such as WHO and the Pan American Health Organization (PAHO), to make commercially available POC diagnostics for Zika virus.
Chembio's DPP® Zika System, which includes the DPP® Zika IgM/IgG Assay and DPP® Micro Reader, provides quantitative results in 15 minutes from only 10μl of fingertip blood. The DPP® Micro Reader is hand-held, easy to use, and can reduce the risk of human error during test interpretation.

John Sperzel, Chembio's Chief Executive Officer, commented, "We are delighted that our DPP® Zika System has been chosen by UNICEF and we look forward to working with UNICEF, USAID, WHO, PAHO and other supporting organizations to begin supplying our DPP® Zika Assay and DPP® Micro Reader under this agreement. Given the limitations of laboratory-based Zika tests, we believe our point-of-care DPP® Zika Assay and DPP® Micro Reader will become essential tools in the battle against the Zika virus."

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets rapid diagnostic tests in the growing $8.0 billion POC testing market. The Company markets its products directly and through third-party distributors under the brand names: DPP®, STAT-PAK® and SURE CHECK®
Chembio has developed and patented the DPP® technology platform, which offers significant advantages over traditional POC lateral-flow technologies and provides the Company with a significant pipeline of business opportunities in the area of sexually transmitted disease, tropical and fever disease, and technology collaborations.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Each of Chembio Diagnostic Systems, Inc. and Chembio Diagnostics Malaysia Sdn Bhd is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com